UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-31390	06-1195422
(Commission File Number)	(IRS Employer
Identification No.)

2400 Xenium Lane North Plymouth, Minnesota 55441
(Address of Principal Executive Offices) (Zip Code)

(763) 551-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)  On February 25, 2009, the management and Audit Committee of the Board of Directors of Christopher & Banks Corporation (the “Company”) determined that the Company’s condensed consolidated financial statements as of November 29, 2008 required restatement to correct an error in the provision for income taxes related to the results of operations of continuing and discontinued operations for the three-month and nine-month periods ended November 29, 2008.  The restatement results in an increase of approximately $5.3 million in the Company’s net income for the three-month and nine-month periods ended November 29, 2008.

As a result of the error in the provision for income taxes, income from continuing operations was understated by approximately $7.0 million, the loss from discontinued operations was understated by approximately $1.7 million and net income was understated by approximately $5.3 million for the three-month period ended November 29, 2008.  In addition, the loss from discontinued operations was overstated by approximately $5.3 million and net income was understated by approximately $5.3 million for the nine-month period ended November 29, 2008.

A summary of the effects of the restatement on the Company’s consolidated financial statements as of November 29, 2008, and for the three-month and nine-month periods ended November 29, 2008, is as follows:

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 29, 2008		November 29, 2008
	As Reported	As Restated	As Reported	As Restated
Income (loss) from continuing operations before income taxes	$(43,308)	$(43,308)	$22,856,730	$22,856,730

Income tax provision (benefit)	(3,855)	(7,079,967)	2,034,248	2,034,248

Income (loss) from continuing operations	(39,453)	7,036,659	20,822,482	20,822,482
Loss from discontinued operations, net of income tax	(1,334,013)	(3,077,044)	(10,087,651)	(4,754,570)

Net income (loss)	$(1,373,466)	$3,959,615	$10,734,831	$16,067,912

Basic earnings (loss) per share:
Continuing operations	$—	$0.20	$0.59	$0.59
Discontinued operations	(0.04)	(0.09)	(0.28)	(0.14)

Earnings (loss) per basic share	$(0.04)	$0.11	$0.31	$0.46 (1)

Basic shares outstanding	35,099,129	35,099,129	35,091,041	35,091,041

Diluted earnings (loss) per share:
Continuing operations	$—	$0.20	$0.59	$0.59
Discontinued operations	(0.04)	(0.09)	(0.28)	(0.14)

Earnings (loss) per diluted share	$(0.04)	0.11	$0.31	$0.46 (1)

Diluted shares outstanding	35,099,129	35,115,745	35,093,991	35,093,991

(1)         Amounts do not add due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	November 29, 2008
	As Reported	As Restated

Other current assets	$11,136,411	$16,469,492
Total current assets	156,359,628	161,692,709
Total assets	310,097,237	315,430,318
Retained earnings	226,322,245	231,655,326
Total stockholders’ equity	225,846,921	231,180,002
Total liabilities and stockholders’ equity	310,097,237	315,430,318

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	November 29, 2008
	As Reported	As Restated
Net income	$10,734,831	$16,067,912

(Increase) decrease in prepaid income taxes and income taxes payable	(903,712)	(6,236,793)

The changes to the condensed consolidated statement of cash flows did not affect net cash provided by operating activities or the net decrease in cash and cash equivalents for the nine months ended November 29, 2008.

As a result of the foregoing, the Company’s management and the Audit Committee of the Board of Directors concluded that the Company’s previously issued financial statements as of and for the three-month and nine-month periods ended November 29, 2008, which are included in the Company’s quarterly report on Form 10-Q for the quarterly period ended November 29, 2008 (the “Third Quarter Form 10-Q”), which was filed with the Securities and Exchange Commission on January 8, 2009, should not be relied upon with respect to the error described herein.  The Company intends to file an amendment to its Third Quarter Form 10-Q which will explain the error and provide corrected disclosure.

In connection with its evaluation of the restatement described above, management of the Company has concluded that a material weakness in the Company’s internal control over financial reporting existed as of November 29, 2008.  A material weakness is a control deficiency or a combination of control deficiencies that result in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected.  Management has concluded that our disclosure controls and procedures were not effective as of November 29, 2008, because of the material weakness in the design of our internal control over financial reporting related to complex tax accounting matters with respect to discontinued operations.

Subsequent to November 29, 2008, the Company has completed an evaluation of the design of the procedures and controls surrounding complex tax accounting matters and has implemented procedures designed to ensure that matters of this nature are analyzed and recorded appropriately in the financial statements.  Remediation of the material weakness is expected to be completed prior to the end of the Company’s fiscal fourth quarter.

The Audit Committee of the Board of Directors and management of the Company have discussed the matters disclosed in this current report on Form 8-K with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Christopher & Banks Corporation

Date: February 26, 2009	By:	/s/ Michael J. Lyftogt
Michael J. Lyftogt
Vice President - Finance
and Interim Chief Financial Officer